Exhibit 3.260

Execution Copy

GENERAL PARTNERSHIP AGREEMENT

BY AND BETWEEN

NaBANCO GEORGIA, INC.

AND

NATIONSBANK MERCHANT SERVICES

April 7, 1995

TABLE OF CONTENTS

ARTICLE 1: DEFINITI0NS		1
1.1	Definitions	1

ARTICLE 2: FORMATI0N		5
2.1	Formation of Partnership	5
2.2	Name	6
2.3	Purpose and Business	6
	(a) Purpose	6
	(b) Business Plan	6
	(c) General Powers	6
2.4	Place of Business	6
2.5	Agent for Service of Process	6
2.6	Fictitious Business Name Statement	7
2.7	Term	7

ARTICLE 3: PARTNERSHIP INTEREST AND CAPITAL		7
3.1	Initial Capital Contributions	7
3.2	Additional Capital Contributions	8
	(a) When Required	8
	(b) Procedure	8
	(c) Limitation on NB Sub Capital Contributions	8
	(d) Failure to Make Additional Capital Contributions	8
3.3	Sharing Percentage	8
3.4	Property of the Partnership	9
3.5	Assumption of Liabilities	9

ARTICLE 4: ACCOUNTING, RECORDS AND REP0RTS		9
4.1	Books of Accounts and Records	9
4.2	Financial Statements and Reports	9
	(a) Annual Report	9
	(b) Tax Information	9
	(c) Monthly Financial Statements	10
4.3	Tax Matters Partner	10
4.4	Tax Matters	10
4.5	Auditors	11

ARTICLE 5: CAPITAL ACCOUNTS AND ALLOCATIONS		11
5.1	Profit and Loss	11
5.2	Capital Accounts	12
	(a) Maintenance of Capital Accounts	12
	(b) Book-Ups or Book-Downs	13
	(c) Distribution in Kind	13
	(d) Regulations Controlling	13

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5.3	Code Section 752 Specification	13
5.4	Capital Withdrawals	13
5.5	Allocation of Profit and Loss	14
5.6	Allocation of Certain Tax Items	14

ARTICLE 6: DISTRIBUTIONS		15
6.1	Distribution of Available Cash Flow	15
6.2	Amount	15
6.3	General Distribution	15
6.4	Withholding	15

ARTICLE 7: MANAGEMENT		16
7.1	Partners’ Control	16
7.2	Management	17
7.3	The President	17
7.4	The Controller	17
7.5	Limitation of Authority	18

ARTICLE 8: CONDUCT 0F THE PARTNERS		18
8.1	Confidentiality	18
	(a) Disclosure Limitation	18
	(b) Required Actions	18
	(c) Information Sharing	19
	(d) Processing Information	19
8.2	Publicity	19

ARTICLE 9: INDEMNIFICATI0N AND EXCULPATION		20
9.1	Indemnification	20
9.2	Exculpation	20

ARTICLE 10: TERM AND TERMINATI0N		21
10.1	Term of Partnership	21
10.2	Withdrawal	21
10.3	Termination	22
10.4	Expenses	22
10.5	General 0bligations Upon Termination	23
	(a) Cooperation	23
	(b) Disputes Over Costs	23
	(c) Providing of Services	23
	(d) NB Sub’s Assignment Rights	23

ARTICLE 11: DISSOLUTI0N AND LIQUIDATION		23
11.1	Procedure	23
11.2	Priority	24
11.3	Deficit Capital Account Restoration	24
11.4	Tax Treatment	25

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ARTICLE 12: MISCELLANEOUS PR0VISI0NS		25
12.1	Application of Georgia Law	25
12.2	Waiver of Action for Partition	25
12.3	Judgments	25
12.4	Counterparts	25
12.5	Assignment and Succession; Assignments in Violation Void	26
12.6	Alternative Dispute Resolution	26
12.7	Miscellaneous	27

iii

GENERAL PARTNERSHIP AGREEMENT
OF

UNIFIED MERCHANT SERVICES

THIS GENERAL PARTNERSHIP AGREEMENT (“Partnership Agreement”) is entered into this 7th day of April 1995 by and between NationsBank Merchant Services, a North Carolina partnership (the “NB Sub”) and NaBANC0 Georgia, Inc., a Georgia corporation (the “NaBANC0 Sub”).

RECITALS

A.            The NB Sub is a North Carolina general partnership composed of wholly owned subsidiaries of NationsBank, N.A. (Carolinas), and NationsBank of Florida, NA. (jointly and severally, the “Banks”), and the NaBANCO Sub is a wholly owned subsidiary of National Bancard Corporation. a Florida corporation (“NaBANC0”).

B.            NaBANC0 and the Banks are parties to a certain Joint Venture Formation Agreement, dated April 2, 1995 (the “JV Agreement”). The JV Agreement provides that in order to effectuate the joint venture arrangement between the Banks and NaBANCO contemplated by such agreement, the Banks and NaBANCO shall cause the NB Sub and the NaBANCO Sub, respectively, to enter into this Partnership Agreement.

N0W, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties to this Partnership Agreement agree as follows:

AGREEMENT

ARTICLE 1: DEFINITIONS

1.1                 Definitions.

For the purposes of this Partnership Agreement, the following definitions shall apply: “Act” shall mean the Uniform Partnership Act as enacted in the State of Georgia.

“Affiliate” of a Person shall mean another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Annual Gross Profit” shall mean the gross revenue from the provision of Merchant Processing Services minus assessments, interchange fees, equipment sales and rental revenue, and authorization fees associated with the applicable Merchant Processing Business for a twelvemonth period to be determined by the parties, which period shall not end earlier than three months preceding the date of the transfer. Annual Gross Profit shall not include manual cash disbursement reimbursement fees (cash advances).

“Agreement” shall mean with respect to any Person any contract, agreement, arrangement, commitment, lease, license, note, bond, indenture, mortgage, deed of trust, lien, instrument or other understanding, whether written or oral, to which such Person is a party or by which its properties or assets may be subject or affected or under which it or its business, properties or assets receive benefits.

“Applicable Law” shall mean with respect to any party any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, administrative interpretation, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such party or to its business, properties or assets.

“Available Cash Flow” shall mean cash realized by the Partnership from its operations, after deductions for expenses and reserves for expenses as may be reasonably determined by the management board or required by Applicable Law.

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement entered into by and among certain members of the NaBANCO Group and certain members of the NB Group as provided in Article 2 of the JV Agreement, which, in addition to providing for the purchase of certain assets by members of the NaBANCO Group from the NB Group, also contains mutual representations, warranties and indemnities (subject to mutually agreed upon differences) from the NaBANC0 Group and the NB Group with respect to the assets each will contribute to the Partnership (excluding the assets purchased by the NaBANCO Group from the NB Group in the case of the representations, warranties and indemnities from the NaBANCO Group, and including such assets in those given by the NB Group).

“Business Plan” shall mean the plan for conducting the Partnership which shall be prepared in accordance with and governed by the provisions of the JV Agreement.

“Capital Account” of a Partner shall mean the individual Capital Account maintained in accordance with Section 5.2.

“Capital Contribution” of a Partner shall mean the actual amount of capital that such Partner has contributed to the Partnership pursuant to Sections 3.1 and 3.2.

“Card Associations” shall mean Visa U.S.A., Visa International, MasterCard International, Interink. Maestro and any other association or card issuer having proprietary rights to and clearing and oversight responsibilities with respect to any credit or debit card used to effect transactions processed under the Sponsorship and Services Agreement and shall also include any debit card network utilized to authorize or settle any debit card used to effect transactions processed under the Sponsorship and Services Agreement.

“Card Association Rules” mean the by-laws, rules, regulations, orders and interpretations issued by the respective Card Associations applicable to the performance of Merchant Processing Services and related matters, as amended from time to time by the respective Card Associations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control or Controlled” shall mean the ability of any Person, directly or indirectly, to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Control Group” means either the NaBANCO Group or the NB Group as the context requires.

“Dispute” shall mean any dispute arising out of or relating to this Partnership Agreement, a breach hereof or the transactions contemplated hereof, including any claim based on or arising from an alleged tort.

“Distribution” shall mean any transfer, without consideration, of cash or property of any kind whatsoever by the Partnership to either or both of the Partners either during the term of the Partnership’s existence or upon liquidation, and for purposes of determining the amount of any distributions of property, the amount shall be equal to the fair market value of the property distribution.

“Fiscal Year” shall mean the twelve-month period ending on December 31, or such other period as required by the Code or the Treasury Regulations.

“FFMC” shall mean First Financial Management Corporation.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state, local or foreign governmental authority, quasi-governmental authority, court, government or self-regulatory organization, commission, tribunal, organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, but shall not include a Card Association.

“Group” shall mean either the NaBANCO Group or the NB Group, as the context requires.

“JV Agreement” shall mean the Joint Venture Formation Agreement dated April 2, 1995 by and among NationsBank N.A. (Carolinas), NationsBank of Florida, N.A., National

Bancard Corporation, NationsBank Corporation and First Financial Management Corporation.

“Merchant Processing Business” shall mean the business of providing to merchants (directly or through others) authorization, data capture, processing, settlement and chargeback services with respect to transactions (other than those involving cash advances) involving credit and debit cards issued by members of, and bearing the brands of, Visa U.S.A., Inc., Visa International (collectively “Visa”), MasterCard International Incorporated (“MasterCard”), Maestro and Interlink, and certain authorization, data capture and processing services with respect to transactions involving credit cards issued by Diners Club/Carte Blanche, American Express, Discover Card, Japanese Credit Bureau and such other cards as the parties may mutually agree and certain related services and products.

“Merchant Processing Services” shall mean all bankcard and other services and related products described above as being provided to merchants as part of the Merchant Processing Business. The term Merchant Processing Services as used herein shall not include any card issuing activities or services therefor.

“Mutual Consent of the Partners” shall mean the affirmative, mutual consent of both of the Partners, whether in writing or at a meeting of the Partners in person or by telephone.

“NaBANC0 Group” shall mean NaBANCO, the NaBANC0 Sub and all Affiliates thereof.

“NaBANC0 Parties” shall mean NaBANCO, the NaBANCO Sub or any Affiliate of NaBANC0 which is a party to this Partnership Agreement or a Related Agreement.

“NationsBank Name” shall mean the word “NationsBank” and any of its derivatives and trademarks thereof.

“NB Group” shall mean the Bank, the NB Sub and all Affiliates thereof.

“NB Parties” shall mean NB, the NB Sub or any Affiliate thereof which is a party to this Partnership Agreement or a Related Agreement.

“OCC” shall mean the Office of the Comptroller of the Currency, or any successor thereto.

“Partner(s)” shall mean the NB Sub and the NaBANCO Sub in their capacities as general partners of the Partnership and any successors to either of them, all as the context requires.

“Partnership Agreement” shall mean this Partnership Agreement as the same may be amended from time to time.

“Partnership Interest” shall mean a Partner’s right, title and interest in and to any assets, Distributions. Losses. Profits and shares of the Partnership, whether cash or otherwise, and any other interest or economic incidents of ownership whatsoever of such Partner in the  Partnership.

“Person” shall include any individual, partnership, joint venture, corporation, trust or unincorporated organization and any other business entity, in each case whether acting in an individual, fiduciary or other capacity.

“Profit” or “Loss” shall have the meanings as defined in Section 5.1.

“Proprietary Information” of any Person shall mean any trade secrets, know-how, data, formulae, processes, customer lists, marketing information, intellectual property or other information, tangible or intangible, owned by, relating to or used in the business of such Person.

“Related Agreements” shall mean the JV Agreement, the Asset Purchase Agreement, the Services Agreements and all other written agreements entered into in connection with the transactions contemplated by this Partnership Agreement or the JV Agreement, as the same may be amended from time to time.

“Services Agreements” shall mean the agreements pursuant to which specified NaBANCO Parties and NB Parties, respectively, will furnish services to the Partnership and shall include the Sponsorship and Services Agreement.

“Sharing Percentage” shall have the meaning as defined in Section 3.3 hereof.

“Sponsorship and Services Agreement” shall mean the agreement entered into at the Closing contemplated by the JV Agreement pursuant to which specified NaBANCO Parties and specified NB Parties authorize one another to act on their behalf in performing certain aspects of the Merchant Processing Business on behalf of the Partnership (not to include cash advances) and specified NaBANC0 Parties and specified NB Parties will furnish services to the Partnership.

“Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department from time to time pursuant to the Code.

ARTICLE 2: F0RMATION

2.1                 Formation of Partnership.

Effective on the date of this Agreement, the NB Sub and the NaBANCO Sub hereby form a general partnership (the “Partnership”) pursuant to the Act and the terms and conditions set forth herein. The Act shall govern the rights and liabilities of the Partners except as otherwise expressly set forth herein.

2.2                 Name.

The name of the Partnership shall be “Unified Merchant Services.” The Partnership shall conduct business under the name “Unified Merchant Services, a NaBANCO/NationsBank Venture.”

2.3                 Purpose and Business.

(a)          Purpose. The purpose of the Partnership shall be to engage in the Merchant Processing Business.

(b)         Business Plan. The business of the Partnership will be conducted in accordance with the JV Agreement and the Business Plan previously agreed to by the Mutual Consent of the Partners as it may be amended from time to time.

(c)          General Powers. The Partnership, subject to the terms and conditions set forth herein, shall have the power to do any and all things and acts, and to exercise any and all of the powers that a natural person could do or exercise and which now or hereafter may be lawfully done or exercised by a Partnership formed under the laws of the State of Georgia; provided, that in no event shall the Partnership exercise any power which would not be exercisable by a national bank or by an entity in which two affiliated national banks have an indirect ownership interest of 20% in the aggregate and 10% individually. In this regard, the NB Sub shall have the right, in accordance with and subject to the related rights of the NaBANCO Sub provided in the JV Agreement, to cause the Partnership to cease engaging in any activity which the OCC formally determines not to be permissible for the Partnership or, in the NB Sub’s sole judgment, is not permissible.

2.4                 Place of Business.

The principal place of business of the Partnership initially shall be 3 Corporate Square, Suite 700, Atlanta, Georgia 30329.

2.5                 Agent for Service of Process.

The initial agent for service of process for the Partnership shall be CT Corporation System. The agent for service of process may be changed at any time during the term of the Partnership by the Mutual Consent of the Partners. The Partnership shall file whatever certificates, statements and designations may be required of a general partnership.

2.6                 Fictitious Business Name Statement.

The Partners shall, on the Partnership’s behalf, sign and cause to be filed, published and/or recorded by the NaBANCO Sub, any necessary and appropriate fictitious business name statements required under Applicable Law or Card Association Rules.

2.7                 Term.

The existence of the Partnership shall commence as of the date hereof, and shall continue until the first to occur of:

(a)          the date which is ten years from the date hereof, as such date may be extended pursuant to Section 10.1(a);

(b)         the date on which the Partnership is voluntarily dissolved pursuant to the Mutual Consent of the Partners;

(c)          the date on which the Partnership is dissolved pursuant to a judicial decree or regulatory order;

(d)         the date on which the Partnership is dissolved by operation of law; provided, however, if the Partners agree prior to such event that immediately thereafter they shall reconstitute and continue the Partnership as before, then the event giving rise to a termination by operation of law shall not be deemed to terminate this Partnership Agreement and the Partnership shall thereafter continue under this Partnership Agreement; or

(e)          the date otherwise determined in accordance with Article 10.

ARTICLE 3: PARTNERSHIP INTEREST AND CAPITAL

3.1                 Initial Capital Contributions.

The NB Sub and the NaBANCO Sub shall make the contributions to the capital of the Partnership necessary to implement and complete the initial “Capitalization Plan” as defined in Section 3.4 of the JV Agreement. Within 70 days after the date of the closing of the transactions contemplated by the Asset Purchase Agreement, the opening balance sheet of the Partnership shall be delivered to the Partners.

3.2                 Additional Capital Contributions.

(a)          When Required. Additional Capital Contributions shall be required for any purchase of a portfolio of Merchant Processing Businesses that is required to be purchased pursuant to the JV Agreement. Other additional Capital Contributions shall be required to be paid by the Partners only upon the Mutual Consent of the Partners.

(b)         Procedure. When any additional Capital Contribution is required pursuant to Section 3.2(a), the President of the Partnership shall notify each of the Partners of the amount of additional Capital Contributions required and the date by which such additional Capital Contributions must be made to the Partnership. The responsibility to make additional Capital Contributions shall be allocated between the Partners in accordance with their respective Sharing Percentages then in effect. Additional Capital Contributions, when made, shall be credited to the Partners’ respective Capital Accounts in the amount of such cash (or the agreed value of any property) so contributed.

(c)          Limitation on NB Sub Capital Contributions. Notwithstanding anything herein to the contrary, the NB Sub shall not be required to make all or a portion of any proposed additional Capital Contribution if such contribution would result in a violation of banking laws or regulations.

(d)         Failure to Make Additional Capital Contributions. In the event that any Partner fails to make all or any portion of a required additional Capital Contribution when due, the other Partner is not allowed to make its additional Capital Contribution except by Mutual Consent of both Partners.

3.3                 Sharing Percentage.

The Sharing Percentage of a Partner shall be equal to the percentage of the total Capital Contributions contributed by that Partner. Additional Capital Contributions other than one that is required pursuant to the JV Agreement to fund the required purchase of a portfolio of Merchant Processing Business may not be required without the other Partner’s written consent. The Sharing Percentage shall be recomputed only (i) when all additional Capital Contributions are funded by both Partners, after Mutual Consent of the Partners has occurred, or (ii) if by Mutual Consent of the Partners, when only one Partner makes an additional Capital Contribution. If there is any change in the Sharing Percentages, the Partners shall, by amendment, make all adjustments necessary or appropriate in all Related Agreements to reflect such change.

3.4                 Property of the Partnership.

All property paid, contributed, or transferred to the Partnership as Capital Contributions of the Partners, or subsequently acquired by the Partnership by purchase or otherwise, shall be the sole property of the Partnership.

3.5                 Assumption of Liabilities.

As among the Parties hereto, the Partnership hereby assumes all liabilities and obligations to perform the contracts contributed to the Partnership by the Partners.

ARTICLE 4: ACC0UNTING. REC0RDS AND REPORTS

4.1                 Books of Accounts and Records.

The Partnership’s books and records shall be maintained at the principal office of the Partnership and each Partner shall have access thereto, and the right to make copies thereof (subject to the confidentially obligations set forth in Section 8.1), at its sole expense and at all reasonable times. The books and records shall be kept in accordance with GAAP applied in a consistent manner by the Partnership and shall reflect all transactions and be accurate, appropriate and adequate for the business of the Partnership. Those documents relating to allocations of items of Partnership income, gain, loss, deduction or credit and Capital Accounts shall be maintained under the federal income tax accounting principles as provided herein.

4.2                 Financial Statements and Reports.

The Partnership shall prepare the following reports and financial statements for the Partners:

(a)          Annual Report. Within 90 days after the end of each Fiscal Year the Partnership shall provide to the Partners, (i) a balance sheet as of the end of such Fiscal Year, together with statements of income, Partners’ equity, and cash flows, (ii) a report of the Partnership’s investments and assets and a report of other pertinent information regarding the Partnership and its activities during such year, and (iii) a report on Distributions to the Partners for such period. The balance sheet and such financial statements shall be prepared in accordance with GAAP and shall be accompanied by an auditor’s report containing an unqualified opinion of the Partnership’s independent auditor.

(b)         Tax Information. The Tax Matters Partner shall prepare or cause to be prepared at the expense of the Partnership all tax returns and statements,

if any, which must be filed on behalf of the Partnership regarding the formation, operation, dissolution and liquidation of the Partnership with any taxing authority, and will submit such returns and statements to all Partners for their review and approval at least 60 days before such returns and statements are due (including extensions) but no later than July 1 of each year and with the Mutual Consent of the Partners file such returns or statements. If no objection is received by the Tax Matters Partner within thirty days after such tax returns or statements are furnished to the Partners, the Partners will be deemed to have given their Mutual Consent. The Tax Matters Partner will attempt to supply the Partners with such information as is reasonably available with respect to an estimate of the Partnership’s taxable income for the year prior to the original due date of the Partners’ separate returns. The Tax Matters Partner shall deliver to the Partners copies of all notices, documents or other reports relating to tax matters of the Partnership within fifteen days of receipt of such notices, documents or other reports by the Tax Matters Partner.

(c)          Monthly Financial Statements. Within ten days after the end of each month, the Partnership shall provide to the Partners unaudited monthly financial statements prepared in accordance with GAAP.

4.3                 Tax Matters Partner.

Pursuant to Section 6231(a)(7)(A) of the Code, the Partners hereby designate the NaBANCO Sub as the Partnership’s ‘‘Tax Matters Partner.” The Tax Matters Partner shall make all elections for or on behalf of the Partnership that may be permitted under applicable tax laws; provided, however, without the Mutual Consent of the Partners, the Tax Matters Partner shall not: (i) file a request for administrative adjustment under Section 6227 of the Code, (ii) extend the statute of limitations with respect to any Partnership item, (iii) enter into a settlement agreement with the Internal Revenue Service with respect to any Partnership item, (iv) file a petition for judicial review of final partnership administrative adjustments under Section 6226 of the Code, (v) file a petition for judicial review of the denial of an administrative adjustment request under Section 6228 of the Code, or (vi) enter into a settlement agreement with respect to any partnership item with any state tax authority.

4.4                 Tax Matters.

Each Partner agrees to treat each tax item allocated to it or arising from the Partnership in a manner that is consistent in every respect with the Partnership’s treatment. Each Partner shall, for purposes of calculating and reporting its basis in and gain or loss with respect to its interest in the Partnership and for all other purposes relating to tax matters, act in a manner that is consistent in all material respects with the stated terms of this Partnership Agreement. Each Partner agrees to provide the Partnership on a timely basis with such information and forms that are necessary for the Partnership to comply with tax reporting and filing requirements and to qualify for any withholding exemptions.

4.5                 Auditors.

The books and records of the Partnership shall be audited by a certified public accounting firm to be determined by the management board. Initially the accounting firm shall be Deloitte & Touche, LLP.

ARTICLE 5: CAPITAL ACC0UNTS AND ALL0CATIONS

5.1                 Profit and Loss.

For the purposes of this Partnership Agreement,

“Profit” or “Loss” shall mean, for each taxable year, the Partnership’s taxable income or taxable loss for such taxable year, as determined under Section 703(a) of the Code and Treasury Regulations Section 1.703-1 (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or taxable loss), but with the following adjustments:

(a)          Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Partnership during such taxable year shall be taken into account in computing such taxable income or taxable loss as if it were taxable income;

(b)         Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code for such taxable year, including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) as items described in Section 705(a)(2)(B) of the Code, shall be taken into account in computing such taxable income or taxable loss as if they were deductible items;

(c)          In lieu of any depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Partnership shall compute such deductions based on the book value of Partnership property, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) (3); provided, however any items of book deduction that are specially allocated pursuant to Section 5.5(d) shall not be taken into account in computing Profit or Loss.

(d)         Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of the property disposed of (as adjusted for “book” depreciation computed in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3)), notwithstanding that the adjusted tax basis of such property differs from its book value. For purposes of this definition, book value means, as of any particular date, the value at which any asset of the Partnership is properly reflected on the books of the Partnership as of such date in accordance with the provisions of Section 1.704-1(b) of the Treasury Regulations. The book value of all Partnership assets may, by the Mutual Consent of the Partners, be adjusted to equal their respective gross values as of the following times: (i) the acquisition of an additional interest in the Partnership by any existing Partner in exchange for more than a de minimis capital contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis  amount of money or Partnership property other than money as consideration for an interest in the Partnership; (iii) the liquidation of any Partner’s interest in the Partnership; and (iv) the termination of the Partnership for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code; and

5.2                 Capital Accounts.

(a)          Maintenance of Capital Accounts. An individual Capital Account shall be maintained for each of the Partners strictly in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations. Subject to the preceding sentence and to Article 3 of this Partnership Agreement, each Partner’s Capital Account shall be increased by:

(i)        the amount of money contributed by such Partner to the Partnership;

(ii)       the value of any property contributed by such Partner to the Partnership (net of any liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code) pursuant to the Mutual Consent of the Partners, and

(iii)      allocations of Profit and other items of book income and gain, including any such items arising out of the operation of Section 5.5 of this Agreement;

and shall be decreased by:

(iv)     the amount of money distributed to such Partner by the Partnership pursuant to Article 6 of this Agreement;

(v)      the value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752) pursuant to the Mutual Consent of the Partners; and

(vi)     allocations of Loss and other items of book loss and deduction, including any items arising out of the operation of Section 5.5 of this Agreement.

(b)         Book-Ups or Book-Downs. In the event the book values of the Partnership’s assets are adjusted pursuant to Treasury Regulations Section 1.704-1(b) and this Partnership Agreement, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the allocations of Profit, Loss and other items of book gain or loss that would be made to the Partners, if there were taxable disposition of the Partnership’s property for its value.

(c)          Distribution in Kind. If any assets of the Partnership are to be distributed in kind, the Capital Accounts of the Partners shall be adjusted in accordance with the Treasury Regulations under Code Section 704(b).

(d)         Regulations Controlling. It is the intent of the Partnership that the Capital Accounts of the Partners be determined and maintained in accordance with the principles of Treasury Regulations Section 1.704-1 at all times throughout the term of the Partnership and this Article 5 shall be so interpreted and applied.

5.3                 Code Section 752 Specification.

Pursuant to Treasury Regulations Section 1.752-3, the Partners’ interests in Partnership profits for purposes of determining the Partners’ shares of any excess nonrecourse liabilities shall be their Sharing Percentages.

5.4                 Capital Withdrawals.

(a)          No Partner shall be entitled to withdraw any part of its Capital Contribution or to receive any Distribution from the Partnership except as specifically provided in this Partnership Agreement or in the JV Agreement or by Mutual Consent of the Partners.

(b)         The Capital Contribution of each of the Partners shall be a capital investment and there shall be no interest paid by the Partnership with respect to such investment.

(c)          Except as specifically provided in this Article 5, no Partner shall have the right to withdraw or receive a disproportionate Distribution of any part of such Partner’s contribution to the capital of the Partnership. Except as set forth in this Agreement or in the JV Agreement, no Partner shall have the right to demand and receive property other than cash in return for such Partner’s Capital Contribution.

5.5                 Allocation of Profit and Loss.

(a)          Except as provided in Section 5.5(b), Profits for any fiscal year shall be allocated among the Partners in accordance with each Partner’s Sharing Percentage.

(b)         Profit attributable to a disposition of all or substantially all of the assets of the Partnership or Profits that would have been realized if the assets of the Partnership were sold in a taxable transaction rather than being distributed in kind upon a termination of the Partnership as contemplated by Section 7.2 of the JV Agreement, shall be allocated (i) first, to the Partners to the extent of any item of book deduction that was allocated to the Partners under Section 5.5(d) for all prior fiscal years and the year in which termination of the Partnership occurs; and (ii) then to the Partners in accordance with each Partner’s Sharing Percentage.

(c)          Losses for any fiscal year shall be allocated among the Partners in accordance with each Partner’s Sharing Percentage.

(d)         If the intangible assets associated with the Merchant Processing Business contributed by a Partner pursuant to Section 3.4(b) of the JV Agreement had a tax basis greater than zero as of the date of contribution and the amount of tax amortization available to the Partnership for a taxable year with respect to the assets contributed by a Partner exceeds the amount of tax amortization on such assets allocable to the Partner who contributed the assets (including for this purpose amounts allocable pursuant to the curative allocation provided for in Section 4.6 of the Partnership Agreement), such contributing Partner shall be allocated book amortization (as well as tax deductions) in an amount equal to such excess.

(e)          If during any fiscal year the Sharing Percentages of the Partners are readjusted or there is a permitted disposition of a Partnership interest, allocations of Profits and Loss shall be allocated among the Partners in accordance with their varying interests consistent with Code Section 706(d)(1) and the Treasury Regulations thereunder.

5.6                 Allocation of Certain Tax Items.

If any of the assets of the Partnership are reflected in the Capital Accounts of the Partners and on the books of the Partnership at a book value that differs from the adjusted tax basis of such assets, then the tax items with respect to such assets shall, in accordance with Code Section 704(c) and with the requirements of Treasury Regulation Section 1.704-1(b)(4)(i), be allocated between the Partners in a manner that takes account of the variation between the adjusted tax basis of the applicable assets and their book value in accordance with Code Section 704(c) and the Treasury Regulations thereunder. For purposes of applying Section 704(c) of the Code to the initial property contributions of the Partners, the Partnership shall elect to use the traditional method with a curative allocation as provided by Treasury Regulation Section 1.704-3(c). The curative allocation to each of the respective Partners to account for the difference between the fair market value of the intangible assets associated with the Merchant Processing Business contributed by the other Partner and the adjusted tax basis of such assets shall be limited to the extent required by Treasury Regulation Section 1.704-3 and in any event shall not exceed the tax amortization available to the Partnership from the intangible assets associated with the Merchant Processing Business contributed by the Partners pursuant to Section 3.4 of the JV Agreement.

ARTICLE 6: DISTRIBUTIONS

6.1                 Distribution of Available Cash Flow.

All calculations and distributions of Available Cash Flow from the Partnership shall be made at such times as may be determined by the management board; provided, however, that Available Cash Flow shall be distributed at least monthly unless the Partners agree to less frequent distributions.

6.2                 Amount.

Available Cash Flow shall be distributed to each of the Partners pro rata in accordance with their respective Sharing Percentages.

6.3                 General Distribution.

During the term of the Partnership, the Partnership shall make such other distributions as may be approved by the management board.

6.4                 Withholding.

(a)          The Partnership shall withhold and pay over all amounts required to be withheld pursuant to the Code or pursuant to any provision of any state or local tax law with respect to (i) any payment or distribution to a Partner or (ii) any allocation of income to a Partner. All amounts withheld pursuant to this Section 6.5(a) shall be treated as amounts distributed to the Partner to whom the withholding obligation applies for all purposes under this

Agreement. The Partnership is authorized to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law.

(b)         If required by state law or with the Mutual Consent of the Partners if authorized, but not required, by state law, the Tax Matters Partner is authorized to file “group” or “composite” state income tax returns on behalf of nonresident partners in states where the Partnership conducts business. The Tax Matters Partner may take any actions on behalf of the Partnership as may be necessary or appropriate to satisfy any conditions that may be imposed by state law with respect to such returns. A Partner’s share of the amount of tax paid with such return shall be treated as a distribution of such amount to such Partner.

ARTICLE 7: MANAGEMENT 7.1

Partners’ Control.

(a)          Except for decisions delegated to the President, delegated to the NB Group or the NB Sub or as otherwise provided in this Partnership Agreement or the JV Agreement, the business, operations and activities of the Partnership shall be managed by the Partners through the management board for the mutual benefit of both Partners. Except as otherwise provided in this Partnership Agreement or the JV Agreement and notwithstanding any provision of the Act to the contrary, no individual Partner shall have the right to bind the Partnership or to enter into or otherwise commit the Partnership with respect to any agreement, contract or other form of undertaking, unless the same has been approved by the management board. A change in the Sharing Percentage shall not affect the control of the Partners hereunder.

(b)           Pursuant to Section 3.4(j) of the JV Agreement and subject to the terms and conditions of the JV Agreement, the NB Sub shall have special veto rights with respect to any decision of the Partnership, but upon any exercise of such veto right in any circumstance when the NB Sub does not have an express veto power specifically provided by other Sections of the JV Agreement, the NaBANCO Sub shall have the rights provided in Section 3.4(j) of the JV Agreement.

7.2                 Management.

Management of the Partnership shall be handled through the management board appointed by the Partners in accordance with Section 3.8 of the JV Agreement.

7.3                 The President.

(a)      As delegated from time to time by the management board, responsibility to manage the business affairs of the Partnership, including its day-to-day operations, all in accordance with the Business Plan and the then current budget, shall rest with the President, who shall be appointed as provided in the JV Agreement.

(b)         The President shall have the primary responsibility and authority for managing the operations and personnel of the Partnership, including:

(i)            oversight of the Partnership’s merchant sales force;

(ii)           maximization of merchant referral business from the NB Group;

(iii)          developing and meeting the Partnership’s sales plan; and

(iv)          oversight of the Partnership’s sales operations and service contracts with the NaBANCO Group, the NB Group and other third party vendors.

(c)          The President may be removed and replaced in accordance with Section 3.9 of the JV Agreement.

7.4                 The Controller.

The Controller’s primary responsibilities will include:

(a)          development, with the President, of the annual sales plan and monitoring the progress of the Partnership against the Business Plan;

(b)         support of the President in the oversight of the Partnership; and

(c)          coordination and circulation of all reports required pursuant to Section 4.2., except for tax return information described in Section 4.2(b).

(d)         the Controller may be removed and replaced in accordance with Section 3.9 of the JV Agreement.

7.5                 Limitation of Authority.

Except as specifically and expressly delegated by the management board, no officer of the Partnership, including without limitation, the President and the Controller, shall have any authority to sign contracts on behalf of the Partnership, to exercise signature power with respect to any Partnership bank accounts or otherwise to bind the Partnership.

ARTICLE 8: C0NDUCT OF THE PARTNERS

3.1                 Confidentiality.

(a)          Disclosure Limitation. Except as expressly authorized herein or by the Partners, during the Term of this Agreement and for a period of two years thereafter, each of the Partners agrees not to disclose, use or permit the disclosure or use by others of any Proprietary Information received from the other Partner or the Partnership, as the case may be, for any other purpose during the term of this Partnership Agreement or at any time thereafter for any reason whatsoever, unless and to the extent such Proprietary Information (i) is or becomes a matter of public knowledge through no action or inaction of the party receiving the Proprietary Information, (ii) was in the receiving party’s possession before receipt from the party providing such Proprietary Information, (iii) is rightfully received by the receiving party from a third party without any duty of confidentiality, (iv) is disclosed to a third party by the party providing the Proprietary Information without a duty of confidentiality on the third party, (v) is disclosed pursuant to a valid order of any Governmental Authority (vi) is disclosed to any Card Association, or (vii) is disclosed with the prior written approval of the party providing such Proprietary Information.

(b)         Required Actions. In furtherance, and not in limitation of the foregoing, each of the Partners agrees to: (i) instruct and require all of its employees and agents to maintain the confidentiality of such information and not to use such Proprietary Information except as expressly permitted herein, (ii) exercise either at least the same degree of care to safeguard the confidentiality of (and prevent the unauthorized use of) such information as that party exercises to safeguard the confidentiality of its Proprietary Information or a reasonable degree of care, whichever is greater, and (iii) restrict disclosure of such information to those of its employees who have a “need to know” consistent with the purposes for which such information was disclosed. Each Partner further agrees not to remove or destroy any proprietary or confidential legends or markings placed upon any documentation or other materials.

(c)          Information Sharing. The Partnership shall maintain as confidential any Proprietary Information disclosed to the Partnership by any Affiliate of a Partner from the other Partner and its Affiliate. Proprietary Information of the Partnership which is not also Proprietary Information of a Partner or its Affiliate may be disclosed by the Partnership to the other Partner.

(d)         Processing Information. Processing information relating to merchant bankcard transactions and related services provided to merchants that are Merchant Processing Business customers of the Partnership will be the Partnership’s property. Except as noted below, information is to be shared between the Partners on a confidential basis. During the Term of the Partnership no customer or processing information will be sold to or shared with third parties other than NB Group or NaBANCO Group members without the consent of both Partners. Customer information relating to non-NB Group banking relationships of NaBANC0 Group merchants contributed or sold to the Partnership will not be disclosed to any member of the NB Group.

8.2                 Publicity.

(a)          The Partners will consult with each other with regard to the terms and substance of any and all press releases, announcements or other public statements with respect to the transactions contemplated hereby. The Partners further agree that neither of them will release any such press release, announcement or other public statement without the prior approval of the other Partner, unless such release is required by Applicable Law or Card Association Rules and the Partners cannot agree upon a mutually acceptable form of release, in which event the Partner releasing information, announcement or public statement shall not be deemed to be in breach of this Partnership Agreement. The Partners also agree that any such approval will not be unreasonably withheld, and they agree to use best efforts to reach agreement expeditiously on the terms of any such press release, announcement or other public statement.

(b)         The Partners will otherwise advise one another as to respective positions on industry issues as soon as possible. The Partners will strive to develop mutually agreed upon broad policy positions on discrete issues of concern to the Partnership.

(c)          Where appropriate, and with prior notice to the other Partner, each Partner will clearly state that its views are not the views of the other Partner.

ARTICLE 9: INDEMNIFICATI0N AND EXCULPATION

9.1                 Indemnification.

The Partnership shall indemnify and hold harmless the Partners and their Affiliates and any director, officer, employee, or agent of a Partner, the Partnership, an Affiliate of the Partnership and the legal representatives of any of them, and each other person who may incur liability as a general partner or otherwise in connection with the management of the Partnership against any and all liabilities and expenses (including amounts paid in satisfaction of judgments, compromises, fines and penalties, and as counsel fees) reasonably incurred by him/her or it in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he/she or it may be involved or with which he/she or it may be threatened, while a Partner or serving in such other capacity or thereafter, by reason of his/her or its being or having been a Partner, or by serving in such other capacity, except with respect to any matter which constitutes willful misconduct, bad faith, gross negligence or reckless disregard of his/her or its duties, or criminal intent. The Partnership shall have the right to approve any counsel selected by any indemnified Person and to approve the terms of any proposed settlement. The Partnership shall advance, in the sole discretion of the Partners, to an indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each indemnified Person shall agree in writing prior to any such advancement that in the event he/she or it receives any such advance, such indemnified Person shall reimburse the Partnership for such fees, costs and expenses to the extent that it shall be determined that he/she or it was not entitled to indemnification under this Section 9.1. The rights accruing to an indemnified Person under this Article 9 shall not exclude any other right to which he/she or it may be lawfully entitled; provided, that any right of indemnity or reimbursement granted in this paragraph or to which any indemnified Person may be otherwise entitled shall be satisfied first out of the assets of the Partnership, and, thereafter, each Partner shall contribute to the satisfaction of such claim for indemnity or reimbursement proportionate to the respective Sharing Percentages of each Partner. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 9.1 shall not be construed so as to provide for the indemnification of an indemnified Person for liability to the extent (but only to the extent) that such indemnification would be in violation of Applicable Law or that such liability may not be waived, modified or limited under Applicable Law, but shall be construed so as to effectuate the provisions of this Section 9.1 to the fullest extent permitted by law.

9.2                 Exculpation.

No Partnership employee or any Partner or any Affiliate or any director. officer, employee, or agent of a Partnership or an Affiliate (each an “Exculpated Person”)

shall be liable to any Partner or the Partnership for mistakes of judgment or for action or inaction which such Exculpated Person reasonably believed to be in the best interests of the Partnership unless such action or inaction constitutes willful misconduct, bad faith, gross negligence or reckless disregard of such Exculpated Person’s duties. Each Exculpated Person may (on its own behalf or on the behalf of any director, officer, employee, agent or Affiliate thereof) consult with counsel, accountants and other experts in respect of the Partnership affairs and such Exculpated Person shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts, provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 9.2 shall not be construed so as to relieve (or attempt to relieve) an Exculpated Person of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under Applicable Law, but shall be construed so as to effectuate the provisions of this Section 9.2 to the fullest extent permitted by law.

ARTICLE 10: TERM AND TERMINATI0N

10.1              Term of Partnership.

(a)                             The term of the Partnership (the “Term”) shall be ten years from the date hereof. The Partnership Term may be extended for up to two consecutive ten year periods upon the Mutual Consent of the Partners; provided, that the term resulting from any such extension shall not exceed 30 years.

(b)                            The Partnership shall terminate and dissolve upon the expiration of the Partnership Term.

10.2              Withdrawal.

Except pursuant to a termination of the Partnership in accordance with the provisions of this Article 10, no Partner shall withdraw from the Partnership.

10.3               Termination.

(a)          The Partnership may be terminated by a Partner (the “Terminating Partner”) without breach of this Partnership Agreement upon the delivery by the Terminating Partner to the other Partner (the “Non-Terminating Partner”) of a termination notice, setting forth in reasonable detail one of the following termination events on which the termination is based:

(i)            The Non-Terminating Partner shall have committed a material breach of its obligations under this Partnership Agreement, and any such breach shall not have been cured within 30 days of a written notice thereof or shall be incapable of cure.

(ii)           A material burden on the Partnership’s operations or an NB Group member or a NaBANCO Group member shall be imposed due to bank regulatory requirements or Card Association Rules (subject to a good faith effort by the Partners to alleviate the burden and preserve the Partnership).

(b)         The Partnership shall be automatically terminated if a Partner or a member of the Control Group of such Partner shall have filed a petition for relief in bankruptcy (including reorganization or debt consolidation), or shall have been the subject of a proceeding for involuntary bankruptcy or receivership that shall not have been dismissed within 30 days, or shall have made an assignment of its assets for the benefit of creditors, or a trustee or receiver shall have been appointed to manage the affairs of such Partner or Control Group member unless the other Partner shall affirmatively elect to continue the Partnership.

(c)          The Partnership also may be terminated in accordance with the JV Agreement.

(d)         Upon a termination event occurring, the Partnership portfolio will be liquidated in accordance with Section 7.2 of the JV Agreement unless the NaBANCO Group buys the NB Sub’s Partnership Interest pursuant to Section 7.1 of the JV Agreement.

10.4              Expenses.

The costs of termination, dissolution, or the sale of a Partnership Interest and related expenses shall be apportioned as follows:

If the Partnership shall be terminated under Section 10.3 of the Partnership Agreement, the Term of the Partnership shall expire, or the Partnership shall be dissolved by the Mutual Consent of the Partners, then all direct costs and expenses associated with the termination, dissolution or sale of a Partnership Interest shall be paid by the Partnership; provided, that if a Partner shall give a termination notice by reason of the occurrence of an event specified in Section 10.3(a) of this Agreement or Section 6.3(e) of the JV Agreement, the Non-Terminating Partner shall bear all direct costs and expenses associated with the termination or dissolution of the Partnership or sale of a Partnership Interest.

10.5              General Obligations Upon Termination.

(a)                             Cooperation. The Partners shall cooperate with each other in seeking the most efficient, cost-effective form of terminating and dissolving the Partnership in order to minimize the expenses relating thereto.

(b)                            Disputes Over Costs. In the event that a dispute arises between the Partners concerning the nature or amount of the termination and dissolution costs to be allocated pursuant to Section 10.5, and such dispute cannot be resolved by the Partners within thirty (30) days after the giving by either Partner of notice to the other (a “Dispute Notice”), then the dispute shall be resolved in accordance with the provisions of Section 12.6. Notwithstanding the existence of such a dispute, the Partners shall continue to cooperate in the termination and dissolution.

(c)                             Providing of Services. Each Partner or its Affiliates will be required to provide services to the other in accordance with Section 7.4 of the JV Agreement.

(d)                            NB Sub’s Assignment Rights. Notwithstanding anything else contained in this Agreement or in the JV Agreement, after dissolution or liquidation the NB Sub shall have the right to immediately assign to a third party its interest in any assets distributed to it by the Partnership.

ARTICLE 11: DISSOLUTION AND LIQUIDATI0N

11.1                Procedure.

Upon any termination and dissolution of the Partnership under this Partnership Agreement or Applicable Law, and except as otherwise provided in this Partnership Agreement, the continuing operation of the Partnership’s business shall be confined to those activities necessary to wind up the Partnership’s affairs, discharge its obligations, and preserve and distribute its assets in accordance with the provisions of the JV Agreement. Promptly upon dissolution, such notices of dissolution shall be published as the Partners agree are necessary or appropriate.

11.2               Priority.

Upon the dissolution of the Partnership, the Partnership will wind up its affairs and subject to the provisions of the JV Agreement pertaining to liquidation of the Partnership and the distribution in kind of certain Partnership assets, the assets of the Partnership and its receivables will be collected and its assets liquidated, if necessary, as promptly as is consistent with determining the value thereof. The proceeds from the liquidation of the assets of the Partnership (if any) and collection of the receivables of the Partnership, together with the assets to be distributed in-kind, after adjustment of Capital Accounts pursuant to Section 5.2(c), will be applied and distributed in the following order:

(a)                            To the payment and discharge of all Partnership obligations, debts and liabilities owing (including any amounts owed to any member of the NB Group or member of the NaBANCO Group (other than to a Partner) as a fee for services or the advance of funds or obligations guaranteed by the NaBANC0 Group, the NB Group or their respective Affiliates) to creditors other than Partners, except the claims of secured creditors whose obligations will be assumed or otherwise transferred with the assets being distributed in liquidation;

(b)                           To the creation of any reserves which the Partners by the Mutual Consent of the Partners may deem necessary and appropriate; provided, however, such reserves shall be in an amount reasonably expected to cover chargebacks and other write-offs (based on the then current operating data for such items) for transactions authorized or processed by the Partnership prior to the Partnership ceasing to conduct the Merchant Processing Business;

(c)                            To the payment and discharge of all Partnership debts and liabilities owing to the Partners other than for capital and profits;

(d)                           To the Partners in accordance with their respective Capital Account balances after taking into account any adjustments for the Partnership taxable year during which such dissolution occurs and after adjusting to reflect allocations that would be made if there were a taxable disposition of the Partnership’s assets for their fair market value.

11.3              Deficit Capital Account Restoration.

Upon dissolution of the Partnership, the Partners shall pay cash to the Partnership in the amount of any negative balances in their respective Capital Accounts after taking into account all capital account adjustments for the Partnership taxable year during which such liquidation occurs (including the allocation of any unrealized Profit or Loss). The cash contributed pursuant to the preceding sentence shall be applied first to pay any debts and obligations of the Partnership and then to be distributed to Partners with positive Capital Account balances.

11.4               Tax Treatment.

The timing and method of distributions and contributions pursuant to this Article 11 shall comply with Treasury Regulations Section 1.704-1(b) or any similar regulations promulgated in the future, or if no such regulations apply, shall be made as soon as practicable.

ARTICLE 12: MISCELLANE0US PR0VISI0NS

12.1              Application of Georgia Law.

To the extent that the terms of this Partnership Agreement may vary from the provisions of the Act, it is agreed that the terms hereof shall govern to the extent of any conflict between this Partnership Agreement and the provisions of the Act except as to provisions of the Act that may not be varied as provided in the Act, any successor provision thereto or any binding and applicable judicial interpretation of the Act.

12.2              Waiver of Action for Partition.

Each of the parties hereto irrevocably waives during the term of the Partnership any right that such party may have to maintain any action for partition with respect to the property of the Partnership.

12.3             Judgments.

All judgments against the Partnership or a Partner or any indemnified Person, wherein such indemnified person is entitled to indemnification pursuant to this Agreement must be satisfied from Partnership assets before such Partner or such indemnified Person shall be responsible for these obligations.

12.4             Counterparts.

This Partnership Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Partnership Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Partnership Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

12.5               Assignment and Succession; Assignments in Violation Void.

The Partners may transfer their rights and interest in this Partnership Agreement to an Affiliate, provided that the transferring Partner shall continue to be obligated for its liabilities and obligations hereunder. Otherwise, no party may assign or otherwise transfer any rights, interests or obligations under this Partnership Agreement without the prior written consent of the other parties, which consent may be withheld in the sole and absolute discretion of such parties. Any attempted assignment in violation of this provision shall be void and of no effect.

12.6              Alternative Dispute Resolution.

(a)                             In the event of a Dispute between one or more NB Parties and one or more NaBANC0 Parties, such parties shall promptly consult with one another in an effort to resolve the Dispute. Initially, the individuals directly involved will attempt to settle the Dispute and, if they are unable to reach a resolution, their supervisors will attempt to settle the Dispute. Failing a resolution of the Dispute by the individuals directly involved or their supervisors, the individuals designated by the parties to receive notices under this Agreement shall negotiate in good faith for at least 30 days in an effort to settle the disagreement. If such effort is unsuccessful, the Dispute will be submitted for binding arbitration in accordance with this Section 12.6 through presentation by either party to the other party of a written notification to that effect.

(b)                            Any Dispute which is not resolved pursuant to subsection (a) above shall be solely and finally determined by binding arbitration in accordance with the Federal Arbitration Act, the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), and the rules set forth in subsection (c) below. In the event of any inconsistency, the rules set forth in subsection (c) below shall govern. Judgment upon any arbitration award may be entered in any court having jurisdiction. Either party may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute with respect to which arbitration is required by this Section 12.6 in any court having jurisdiction over such action.

(c)                             The arbitration shall be conducted in Atlanta, Georgia, and shall be administered by JAMS, except as provided below. Before selecting the arbitrator(s), JAMS (or if JAMS is unable or is legally precluded from appointing the arbitrators or administering the arbitration, then the Center for Public Resources) shall consult with each party to discuss the applicable qualifications for the proposed arbitrators. JAMS (or, if applicable, the Center for Public Resources) shall appoint the arbitrator(s), each party to discuss and the arbitrator(s) shall specify the method of administering the arbitration. Upon request by any of the parties involved in the Dispute, JAMS (or, if applicable, the Center for Public Resources) shall select a panel of three arbitrators, but if no such request is made by the time the parties comment on the qualifications for the proposed arbitrators, JAMS (or, if applicable, the Center for Public Resources) may select a single arbitrator unless the JAMS (or, if applicable, the Center for Public Resources) determines that three arbitrators are more appropriate. All arbitration hearings will be commenced no less than forty-five (45) days and no more than ninety (90) days after submission of a written demand for arbitration from a party hereto to the other party, and the Banks and NaBANC0 shall exchange final position papers and provide such papers to the arbitrator(s) within thirty (30) days after presentation of a notification submitting the matter to arbitration. The arbitrator(s) shall be permitted, upon a showing of cause, to extend the commencement of such hearing for up to, but no longer than, an additional sixty (60) days. Each party will have no more than six (6) hours at the hearing to present its case, including witnesses, to the arbitrator. The arbitrator(s) shall have the right to employ experts to assist him or her or them in any arbitration proceeding under this Section 12.6(c). Within thirty (30) days after the hearing, the arbitrator(s’) will render a written decision. All payments due under the arbitrator’s decision will be made within thirty (30) days of the issuance of the decision. The arbitrator(s) may assess the fees and expenses of the arbitrator(s) and the other costs of arbitration against one or more parties as the arbitrator(s) deems appropriate (excluding the fees and disbursements of the prevailing party’s counsel).

(d)                            Nothing contained in this Section 12.6 shall limit or impair the right of any party to seek injunctive relief from any court of competent jurisdiction with respect to any Dispute involving a breach of any of the exclusivity rights or noncompetition provisions of the JV Agreement, provided, however, the sole and exclusive remedy in any such judicial proceeding shall be the issuance of temporary restraining order, preliminary injunction or other interlocutory relief in order to maintain the status quo while the parties pursue resolution of the Dispute. As otherwise provided in Section 12.6.

(e)                             In no event shall either party seek or be entitled to punitive or exemplary damages.

12.7               Miscellaneous.

(a)                             Notices. Every notice or other communication required or contemplated by this Partnership Agreement shall be delivered either by (i) personal delivery, (ii) postage prepaid. return receipt requested. registered or certified mail (airmail if available), (iii) nationally recognized express courier, such as Federal Express, Purolator or UPS. or (iv) facsimile with a confirmation copy sent simultaneously in the manner contemplated by clauses (i), (ii) or (iii) of this Section 14.1, in each case addressed as follows:

(1)	If to any member of the NaBANC0 Group:

M. Tarlton Pittard
Vice Chairman
First Financial Management Corporation
3 Corporate Square, Suite 700
Atlanta, Georgia 30329
Fax: (404) 634-6352

and

Paul R. Garcia
President and Chief Executive Officer 1401 N.W. 136th Avenue
Sunrise, Florida 33323
Fax: (305) 846-1501

with a copies to:

Randolph L.M. Hutto
Senior Executive Vice President and General Counsel
First Financial Management Corporation
3 Corporate Square, Suite 700
Atlanta, Georgia 30329
Fax: (404) 636-7632

F. Louise Adams
Sutherland, Asbill & Brennan
999 Peachtree Street, N.E.
Atlanta, Georgia 30309-3996
Fax: (404) 853-8806

(2)	If to any member of the NB Group:

Eileen M. Friars
NationsBank Corporation 101 S. Tryon Street
NC1-002-23-70
Charlotte, NC 28255
Fax: (704) 386-9964

with copies to:

G. Patrick Phillips
President, Financial Products
NationsBank Corporation
100 N. Tryon Street
Charlotte, North Carolina 28255
Fax: (704) 386-6416

General Counsel
NationsBank Corporation
100 N. Tryon Street, NC1-007-20-01 Charlotte, North Carolina 28255
Fax: (704) 386-6453

or at such other address or to such other person as the party receiving such notice previously shall have designated by written notice to the other party. Notice by registered or certified mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent. All notices and other communications required or contemplated by this Partnership Agreement delivered in person or sent by courier shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery, notices delivered by facsimile with simultaneous confirmation copy by registered or certified or equivalent mail or courier shall be deemed delivered to and received by the addressee and effective on the date sent. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

(b)                                 OCC Regulation. The parties hereto acknowledge and agree that the Partnership is subject to full regulation, supervision and examination by the OCC and agree to cause the Partnership to cease engaging in any activity which the OCC formally determines to be impermissible for the Partnership.

IN WITNESS WHERE0F, the parties hereto have caused this Partnership Agreement to be executed as of the day and year first above written.

NATIONSBANK MERCHANT SERVICES,
a North Carolina Partnership

By:	NationsBank Florida Merchant Services, Inc. a General Partner

	By:	/s/ Eileen M. Friars

	Its:	President

By:	NationsBank Carolinas Merchant Services, Inc. a General Partner

	By:	/s/ Eileen M. Friars

	Its:	President

NaBANCO GEORGIA, INC., a Georgia corporation

	By:	/s/ Randolph L.M. Hutto
Ralph L.M. Hutto
Executive Vice President

AMENDMENT TO

THE GENERAL PARTNERSHIP AGREEMENT OF

UNIFIED MERCHANT SERVICES

This Amendment (this “Amendment”) to the General Partnership Agreement of Unified Merchant Services, a Georgia general partnership (the “Partnership”) is made and entered into as of September 21, 2007, by and among FDMS/UMS Partner, Inc., a Delaware corporation and First Data Merchant Services Corporation, a Florida corporation (“FDMS” and, together with FDMS/UMS Partner, Inc., the “Partners”).

WHEREAS, NaBANCO Georgia, Inc., a Georgia corporation, and NationsBank Merchant Services, a North Carolina partnership, entered into that certain General Partnership Agreement dated as of April 7, 1995 (as amended, the “Partnership Agreement”), pursuant to which the Partnership was formed under the laws of the State of Georgia;

WHEREAS, BBI Merchant Processing Company L.L.C. and Barnett Merchant Processing Company became partners in the Partnership as of October 1, 1997 and March 1, 1998 pursuant to Adoption Instruments executed by each of them;

WHEREAS, as of February 27, 1998, NaBANCO Georgia, Inc. merged with and into First Data Barnett Alliance Partner Inc. with the surviving corporation being renamed FDMS/UMS Partner, Inc., pursuant to which its partnership interest in the Partnership became held by FDMS/UMS Partner, Inc.;

WHEREAS, pursuant to that certain Termination and Sale Agreement dated December 18, 1998, Barnett Merchant Processing Company, BBI Merchant Processing Company L.L.C., and NationsBank Merchant Services sold their combined 20% interest in the Partnership, 18% to FDMS/UMS Partner, Inc., and 2% to FDMS, the effect of which was to cause the Partners to become the sole partners in the Partnership;

WHEREAS, effective as of March 21, 2002, FDMS contributed a 1% general partnership interest in the Partnership to Unified Partner, Inc.;

WHEREAS, effective as of March 28, 2002, FDMS/UMS Partner Inc. assigned its 98% general partnership interest in the Partnership to FDMS; and

WHEREAS, the Partners desire to amend the Partnership Agreement to remove certain restrictions on the activities of the Partnership and to ratify the perpetual existence of the Partnership;

NOW THEREFORE, the parties hereto, in consideration of the mutual promises and agreements contained herein and intending to be legally bound, hereby agree as follows:

1.               Section 2.3(c) of the Partnership Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

(c) Subject to the provisions of this Partnership Agreement, the Partnership shall have the power to do any and all things and acts, and to engage in any activity and business, and to exercise any and all of the powers that a natural person could do or exercise and which now or hereafter may be lawfully done or exercised by a Partnership formed under the laws of the State of Georgia.

2.             The first sentence of Section 2.7 of the Partnership Agreement is amended by inserting the word “perpetually” after the phrase “and shall continue”

3.             Section 2.7(a) of the Partnership Agreement is deleted in its entirety. Sections 2.7(b) through 2.7(e) shall be re-numbered such that Section 2.7(b) shall become Section 2.7(a), Section 2.7(c) shall become Section 2.7(b) and so forth.

4.             Section 10.1 of the Partnership Agreement is deleted in its entirety and the following is substituted in lieu thereof:

10.1 Term of Partnership.

The term of the Partnership (the “Term”) shall be perpetual unless the Partnership shall otherwise be terminated under the terms of this Partnership Agreement, as amended.

5.           The Partners hereby confirm and ratify that the term of the Partnership has been extended pursuant to Sections 2.7(a) and 10.1(a) of the Partnership Agreement, such that as of the date of this Amendment the term of the Partnership has not expired, and the Partners hereby agree that, pursuant to Sections 3 and 4 of this Amendment, the term of the Partnership shall from the date of this Amendment be perpetual, unless otherwise terminated as provided in the Partnership Agreement, as amended by this Amendment.

6.           This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and it shall not be necessary in making proof of this Amendment or its terms to account for more than one of such counterparts. This Amendment may be executed by each party upon a separate copy, and one or more execution pages may be detached from a copy of this Amendment and attached to another copy in order to form one or more counterparts.

[Signatures on following page]

DULY EXECUTED and delivered by the undersigned, who are all of the Partners of the Partnership, as of the date first written above.

FIRST DATA MERCHANT SERVICES CORPORATION

By:	/s/ Joe Mullin
Name:	Joe Mullin
Title:	Assistant Secretary

UNIFIED PARTNER, INC.

By:	/s/ Joe Mullin
Name:	Joe Mullin
Title:	Assistant Secretary

*              *              *              *              *

[Signature Page to Amendment to UMS General Partnership Agreement]